Exhibit 10.9

AMESITE INC.

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION,

INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT

As a condition of my employment with Amesite Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following:

1. At-Will Employment.

I UNDERSTAND AND ACKNOWLEDGE THAT MY EMPLOYMENT WITH THE COMPANY IS FOR AN UNSPECIFIED DURATION AND CONSTITUTES “AT-WILL” EMPLOYMENT. I ALSO UNDERSTAND THAT ANY REPRESENTATION TO THE CONTRARY IS UNAUTHORIZED AND NOT VALID UNLESS IN WRITING AND SIGNED BY THE PRESIDENT OR CHIEF EXECUTIVE OFFICER OF THE COMPANY AND ME. ACCORDINGLY, I ACKNOWLEDGE THAT EITHER I OR THE COMPANY MAY TERMINATE MY EMPLOYMENT RELATIONSHIP WITH THE COMPANY AT ANY TIME, WITH OR WITHOUT PRIOR NOTICE, FOR ANY REASON NOT PROHIBITED BY LAW OR FOR NO REASON AT ALL.

2. Confidential Information.

A. Company Information. I agree at all times during my employment with the Company and thereafter to hold in the strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the President or the Board of Directors of the Company, any Company Confidential Information. I understand that my unauthorized use or disclosure of Company Confidential Information during my employment will lead to disciplinary action, up to and including immediate termination, and may also result in legal action by the Company. I understand that “Company Confidential Information” means any non-public information that relates to the actual or anticipated business, research or development of the Company, including, but not limited to, the Company’s technical data and trade secrets. Specifically, Company Confidential Information includes, but is not limited to, research, product plans and other non-public information regarding the Company’s products, services, and markets, customer lists and customers (including, but not limited to, those customers that I may call on or with whom I may become acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances and other business information; provided, however, Company Confidential Information does not include any of the foregoing items to the extent the same have become publicly known and made generally available through no wrongful act of my own or of others.

B. Former Employer Information. I agree that during my employment with the Company, I will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former or concurrent employer or other third party person or entity. I further agree that I will not bring onto the premises of the Company or transfer onto the Company’s technology systems any unpublished document, proprietary information or trade secrets belonging to any such former or concurrent employer or third party person or entity, unless consented to in writing by both Company and such employer, person or entity.

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C. Third Party Information. I acknowledge that the Company may have received and in the future may receive from third parties associated with the Company (including, but not limited to, the Company’s customers, suppliers, licensors, licensees, partners, or collaborators (“Associated Third Parties”)) confidential or proprietary information (“Associated Third Party Confidential Information”). By way of example, Associated Third Party Confidential Information may include the habits or practices, technology, or requirements of Associated Third Parties, or other information related to the business conducted between the Company and Associated Third Parties. I agree that Associated Third Party Confidential Information is Company Confidential Information, and at all times during my employment with the Company and thereafter, I agree to hold in the strictest confidence, and not to use or to disclose to any person, firm or corporation any Associated Third Party Confidential Information, except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such Associated Third Parties. I understand that my unauthorized use or disclosure of Associated Third Party Confidential Information during my employment may lead to disciplinary action, up to and including immediate termination, and may also result in legal action by the Company and other parties.

D. Immunity From Liability for Certain Confidential Disclosures. I acknowledge, agree, and understand that (i) nothing in this Agreement prohibits me from reporting to any governmental authority or attorney information concerning suspected violations of law or regulation, provided that I do so consistent with 18 U.S.C. 1833, and (ii) I may disclose trade secret information to a government official or to an attorney and use it in certain court proceedings without fear of prosecution or liability, provided that I do so consistent with 18 U.S.C. 1833.

3. Inventions.

A. Inventions Retained and Licensed. I have attached hereto as Exhibit A, a list describing all inventions, discoveries, original works of authorship, developments, improvements, and trade secrets, which were conceived in whole or in part by me prior to my employment with the Company to which I have any right, title or interest, which relate to the Company’s proposed business, products, or research and development (“Prior Inventions”); or, if no such list is attached, I represent and warrant that there are no such Prior Inventions. Furthermore, I represent and warrant that the inclusion of any Prior Inventions from Exhibit A of this Agreement will not materially affect my ability to perform all obligations under this Agreement. If, in the course of my employment with the Company, I incorporate into or use in connection with any product, process, service, technology or other work by or on behalf of Company any Prior Invention, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license, with the right to grant and authorize sublicenses, to make, have made, modify, use, import, offer for sale, and sell such Prior Invention as part of or in connection with such product, process, service, technology or other work and to practice any method related thereto.

B. Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under patent, copyright or similar laws, which I may solely or jointly conceive, develop, or reduce to practice, or cause to be conceived, developed, or reduced to practice, during my employment with the Company, or with the use of Company’s equipment, supplies, facilities, or Company Confidential Information, (collectively referred to as “Inventions”). All Inventions that I conceive, reduce to practice, develop or have developed (in whole or in part, either alone or jointly with others) shall be the sole property of the Company and its assigns to the maximum extent permitted by law (and to the fullest extent permitted by law shall be deemed “works made for hire”). I also agree to irrevocably assign (or cause to be irrevocably assigned) and hereby irrevocably assign to the Company all right, title and interest in all Inventions and any copyrights, patents, trademarks, trade secrets, mask work rights, moral rights and intellectual property and other rights (“Intellectual Property Rights”). I understand and agree that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty or other consideration will be due to me as a result of the Company’s efforts to commercialize or market any such Inventions.

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C. Maintenance of Records. I agree to keep and maintain adequate, current, accurate, and authentic written records of all such Inventions, which may be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Company and which will be available to and remain the sole property of the Company at all times.

D. Patent and Copyright Registrations. I agree to take steps that may be necessary to assist the Company, or its designee, at the Company’s expense, in every proper way to complete the transfer of and secure the Company’s rights in the Inventions, Intellectual Property Rights and any rights relating thereto in any and all countries, including by making the disclosure to the Company of all pertinent information and data with respect thereto, executing all applications, specifications, oaths, assignments and all other instruments which the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions and any rights relating thereto, and by testifying in a suit or other proceeding relating to such Inventions and any rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature with respect to any Inventions including, without limitation, to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering such Inventions, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any papers, oaths and to do all other lawfully permitted acts with respect to such Inventions with the same legal force and effect as if executed by me.

4. Conflicting Employment.

A. Current Obligations. I agree that during the term of my employment with the Company, I will not engage in or undertake any other employment, occupation, consulting relationship or commitment, or engage, invest or participate in any business that is similar to those which the Company is engaged in, has created, has under development or is the subject of active planning from time to time (each a “Competitive Business”) during my employment by the Company, provided, however, that I may own, as a passive investor, publicly-traded securities of any Competitive Business so long as such securities do not, in the aggregate, constitute more than three percent (3%) of any class of outstanding securities of such Competitive Business. I further agree not to engage in any other activities that conflict with my obligations to the Company.

B. Prior Relationships. I represent that I have disclosed to the Company any and all agreements relating to my prior employment that may affect my eligibility to be employed by the Company or limit the manner in which I may be employed, and I further represent to the Company that there are no such agreements which will prevent me from performing the duties of my position. I represent that I have no other agreements, relationships, or commitments to any other person or entity that conflict with my obligations to the Company under this Agreement or my ability to become employed and perform the services for which I am being hired by the Company. I further agree that if I have signed a confidentiality agreement or similar type of agreement with any former employer or other entity, I will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law. I represent and warrant that after undertaking a careful search (including searches of my computers, cell phones, electronic devices and documents), I have returned all property and confidential information belonging to all prior employers. Moreover, in the event that the Company or any of its directors, officers, agents, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor or successor corporations, or assigns is sued based on any obligation or agreement to which I am a party or am bound, I agree to fully indemnify the Company, its directors, officers, agents, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns for all verdicts, judgments, settlements, and other losses incurred by the Company (the indemnitee) in the event that it is the subject of any legal action resulting from any breach of my obligations under this Agreement, as well as any reasonable attorneys’ fees and costs if the plaintiff is the prevailing party in such an action.

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5. Returning Company Documents. Upon separation from employment with the Company or on demand by the Company during my employment, I will immediately deliver to the Company, and will not keep in my possession, recreate or deliver to anyone else, any and all Company property in my possession or control, including, but not limited to, Company Confidential Information (including Associated Third Party Confidential Information) and any other property of the Company, including any devices and equipment (such as computers, handheld electronic devices, telephone equipment, and other electronic devices), credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, photographs, charts, and documents (electronic or hardcopy), along with reproductions of any of the aforementioned items, including, without limitation, those records maintained pursuant to Section 3.C. I also agree that I will participate in an exit interview to confirm my compliance with this Section 5.

6. Termination Certification. Upon separation from employment with the Company, I agree to immediately sign and deliver to the Company the “Termination Certification” attached hereto as Exhibit B. I also agree to keep the Company advised of my home and business address for a period of three (3) years after termination of my employment with the Company, so that the Company can contact me regarding my continuing obligations provided by this Agreement.

7. Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my obligations under this Agreement.

8. Solicitation of Employees. I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether voluntary or involuntary, with or without cause, I shall not either directly or indirectly solicit any of the Company’s employees to leave their employment, or attempt to solicit employees of the Company, either for myself or for any other person or entity.

9. Conflict of Interest Guidelines. I agree to diligently adhere all to policies of the Company including the Company’s insider’s trading policies and the Conflict of Interest Guidelines (attached as Exhibit C hereto), which may be revised from time to time during my employment.

10. Representations. I represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict with or otherwise breached by terms of this Agreement.

11. Audit. I acknowledge that it is my responsibility to comply with the Company’s policies governing use of the Company’s documents and the internet, email, telephone and technology systems to which I will have access in connection with my employment. I understand that I am not permitted to add any unlicensed, unauthorized or non-compliant applications to the Company’s technology systems and I agree to refrain from copying unlicensed software onto the Company’s technology systems or using non-licensed software or web sites. I acknowledge that I have no reasonable expectation of privacy in any property of the Company or any computer, technology system, email, handheld device, telephone, or documents that are used to conduct the business of the Company, even if not property of the Company. As such, the Company has the right to audit and search all such items and systems, without prior notice to me, to ensure compliance with Company policies and for any business-related purposes.

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12. Arbitration and Equitable Relief.

A. Scope of Arbitration Requirement. I hereby waive my right to a trial before a judge or jury and agree to arbitrate, before a neutral arbitrator skilled in hearing similar disputes, any and all claims arising from or relating to my employment (each an “Arbitrable Dispute”), including, but not limited to, any and all claims or disputes arising out of this Agreement. Arbitration is the exclusive remedy for any Arbitrable Dispute, instead of any court or administrative action, unless the waiver of a particular court or administrative action is prohibited by law.

B. Procedure. Any arbitration will be administered by the American Arbitration Association (“AAA”) and the neutral arbitrator will be selected in a manner consistent with AAA’s National Rules For The Resolution of Employment Disputes (“Applicable Arbitration Rules”). Any arbitration under this Agreement must be conducted in the city of the Company’s then current principal place of business, and the arbitrator must administer and conduct the arbitration in accordance with the Applicable Arbitration Rules, except that (i) the arbitrator must allow for the discovery authorized by the Michigan Rules of Civil Procedure or the discovery that the arbitrator decides is necessary for the parties to vindicate their respective claims or defenses, and (ii) presentation of evidence will be governed by the Michigan Rules of Evidence. Within a reasonable time after the conclusion the arbitration proceedings, the arbitrator shall issue a written decision and must include the findings of fact and law that support that decision. The arbitrator has the power to award any remedies available under applicable law, and the arbitrator’s decision is final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards.

C. Costs. The Company shall bear all the costs of arbitration, except that I shall pay the first $125.00 of any filing fees associated with any arbitration that I initiate. Each party is responsible for their own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.

D. Applicability. This Section 12 does not apply to (i) workers’ compensation or unemployment insurance claims or (ii) claims concerning ownership, validity, infringement, misappropriation, disclosure, misuse, or enforceability of any confidential information, patent right, copyright, mask work, trademark, or any other trade secret or intellectual property held or sought by either myself or the Company.

E. Remedy. Should any party institute any legal action or administrative proceeding against the other with respect to any claim waived by this Agreement or pursue any Arbitrable Dispute by any method other than as set forth above, except to enforce the arbitration provisions and as expressly provided for in this Section 12, the responding party is entitled to recover from the initiating party all damages, costs, expenses, and attorneys’ fees incurred as a result of that action.

F. Availability of Injunctive Relief. I agree that any party may petition a court for injunctive relief as permitted by the Applicable Arbitration Rules including for, but not limited to, claims and agreements concerning nonsolicitation, ownership, validity, infringement, misappropriation, disclosure, misuse, or enforceability of any confidential information, patent right, copyright, mask work, trademark, or any other trade secret or intellectual property held or sought by either myself or the Company. I acknowledge that any breach or threatened breach of this Agreement will cause irreparable injury and that money damages will not provide an adequate remedy therefor, and I hereby consent to the issuance of an injunction. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.

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G. Administrative Relief. I understand that this Agreement does not prohibit me from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude me from pursuing court action regarding any such claim.

13. General Provisions.

A. Voluntary Nature of Agreement. I acknowledge and agree that I am executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. I further acknowledge and agree that I have carefully read this Agreement and have asked any questions needed to fully understand the terms, consequences, and binding effect of this Agreement. I agree that I have been provided an opportunity to seek the advice of an attorney of my choice before signing this Agreement.

B. Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of Michigan without giving effect to any choice of law rules or principles that may result in the application of the laws of any jurisdiction other than Michigan. To the extent that any lawsuit is permitted under this Agreement, I agree that the state and federal courts located in Michigan shall be the exclusive jurisdiction for such lawsuit, and I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Michigan for any lawsuit filed against me by the Michigan.

C. Entire Agreement. This Agreement, together with the Exhibits herein, sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions or representations between us including, but not limited to, any representations made during my interview(s) or relocation negotiations, whether written or oral. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the President or Chief Executive Officer of the Company and me. Any future change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

D. Severability. If one or more of the provisions in this Agreement are deemed void by law, then it shall be severed, and the remaining provisions will continue in full force and effect.

E. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to me at my address as set forth on the signature page of this Agreement or in the Company’s records, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 13, and all notices to the Company shall be provided to the Company’s headquarters, attention CEO.

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F. Successors and Assigns. This Agreement will be binding upon my heirs, executors, assigns, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. There are no intended third party beneficiaries to this Agreement except as expressly stated.

G. Waiver. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

H. Survivorship. The rights and obligations of the parties to this Agreement will survive termination of my employment with the Company, except as expressly stated otherwise in this Agreement.

I. Signatures. This Agreement may be signed in two counterparts, each of which shall be deemed an original, with the same force and effectiveness as though executed in a single document. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(Signatures pages follow)

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By signing this Agreement below, (1) I agree to be bound by each of its terms, (2) I acknowledge that I have read and understand this Agreement and the important restrictions it imposes upon me, and (3) I represent and warrant to the Company that I have had ample and reasonable opportunity to consult with legal counsel of my own choosing to review this Agreement and understand its terms including that it places significant restrictions on me.

EMPLOYEE:

Sign:	/s/ Ann Marie Sastry
Print Name:	Ann Marie Sastry
Address:	205B E. Washington St.
Ann Arbor, MI 48104

Date:

Accepted by Company:

AMESITE INC.

Sign:	/s/ Terence M. Kelly
Print Name:	Terence M. Kelly
Title:	Secretary
Date:
Address:

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Exhibit A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

___ No inventions or improvements

___ Additional Sheets Attached

Signature of Employee: ________________________________

Print Name of Employee: _______________________________

Effective Date: _______________________________________

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Exhibit B

AMESITE INC.

TERMINATION CERTIFICATION

My employment by Amesite Inc. (the “Company”) is now terminated. I have reviewed my At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement with the Company, dated ________________ ___, 201_ (the “Agreement”), and I swear, under oath, that:

I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, or other documents or property belonging to the Company, its subsidiaries, affiliates, successors or assigns, or any reproductions of any aforementioned items.

I have complied with all the terms of the Agreement, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that Agreement.

I further agree that, in compliance with the Agreement, I will preserve as confidential all Company Confidential Information (including Associated Third Party Confidential Information) as defined in the Agreement.

I also agree that for twelve (12) months from this date, I will not directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment with the Company or to enter into an employment, consulting, contractor, or other relationship with any other person, firm, business entity, or organization (including with myself).

After leaving the Company’s employment, I will be employed by _____________________ in the position of:               .

Signature of employee

Print name

Date

Address for Notifications:

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Exhibit C

AMESITE INC.

CONFLICT OF INTEREST GUIDELINES

It is the policy of Amesite Inc. (the “Company”) to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations which must be avoided. This list is for information purposes only and is not exhaustive of all potential conflicts of interest. Any employee seeking an exception to these guidelines should obtain prior written approval from the President of the Company.

1. Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

2. Participating in civic or professional organizations that might involve divulging Company Confidential Information as that term is defined in an employee’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement with the Company (the “Agreement”).

3. Initiating or approving, or otherwise being involved in, personnel actions affecting employment status, compensation, or discipline of a relative or romantic partner.

4. Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.

5. Borrowing from or lending to employees, customers or suppliers.

6. Acquiring real estate of interest to the Company.

7. Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines, to otherwise avoid any conduct which is not in the best interest of the Company, and to bring problem areas to the attention of higher management for review. Violations of these guidelines or similar conduct constituting a conflict of interest may result in discipline, up to and including immediate termination.

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